EXHIBIT 99.1

Contact:	Joe Schierhorn, Chief Financial Officer (907) 261-3308

NEWS RELEASE

Northrim BanCorp 2011 Net Profits Increase 26% to $11.4 Million, or $1.74 per Diluted
Share

ANCHORAGE, AK—January 24, 2012—Northrim BanCorp, Inc. (NASDAQ: NRIM) today reported net profits increased 26% to $11.4 million, or $1.74 per diluted share, in 2011, compared to $9.1 million, or $1.40 per diluted share a year ago. Improving asset quality, growing other operating income, improving operating efficiencies and continuing growth in transaction deposit balances generated an increase in profitability in 2011. In the fourth quarter of 2011, Northrim’s profits increased 30% to $3.3 million, or $0.50 per diluted share compared to $2.5 million, or $0.38 per diluted share, in the third quarter of 2011 and increased 76% compared to $1.8 million, or $0.28 per diluted share, in the fourth quarter a year ago.

“We are proud that we have generated sufficient profits over the last 20 years that have allowed us to make consecutive quarterly dividend payments to our shareholders over the past 17 years,” said Marc Langland, Chairman, President and CEO of Northrim BanCorp, Inc. “We have been fortunate to operate in Alaska’s stable economic climate, and we are continuing to build on this solid foundation.”

Financial Highlights (at or for the period ended December 31, 2011, compared to September 30, 2011, and December 31, 2010)

•	Diluted earnings per share in the fourth quarter of 2011 increased to $0.50, up 32% from the preceding quarter and 79% from the fourth quarter of 2010. For 2011, diluted earnings per share increased 24% to $1.74 from $1.40 in 2010.

•	Northrim paid a quarterly cash dividend of $0.13 per share in the fourth quarter of 2011, compared to a quarterly cash dividend of $0.12 per share in the fourth quarter of 2010, which provides a yield of approximately 2.7% at current market share prices.

•	At year end 2011, tangible book value grew 7% to $18.09 per share from a year ago.

•	Average loans increased 6% during the fourth quarter of 2011 and 2% year-over-year, reflecting improving loan demand from Alaskan businesses.

•	Other operating income, which includes revenues from financial services affiliates, service charges, and electronic banking contributed 26.5% to fourth quarter 2011 total revenues and 23.6% to annual 2011 revenues, compared to contributions of 23.6% to fourth quarter 2010 total revenue and 21.9% to annual 2010 revenues.

•	Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets at December 31, 2011 of 15.20%, compared to 15.39% at the end of the prior quarter and 14.08% a year ago. Tangible common equity to tangible assets was 10.86% at December 31, 2011, unchanged from the preceding quarter and up from 10.36% a year ago.

•	Asset quality continued to improve with nonperforming assets declining to $12.5 million, or 1.16% of total assets at December 31, 2011, compared to $13.8 million, or 1.29% of total assets at the end of September 2011, and $21.8 million, or 2.07% of total assets a year ago.

•	The allowance for loan losses totaled 2.56% of gross loans at December 31, 2011, unchanged from the preceding quarter, and up from 2.14% a year ago. The allowance for loan losses to nonperforming loans also increased to 224.2% at December 31, 2011, from 204.6% in the preceding quarter and 126.2% a year ago.

•	Fourth quarter 2011 net interest margin (NIM) was 4.55% up 10 basis points from the third quarter of 2011 and down 2 basis points from the year ago quarter. Year-to-date 2011 NIM was 4.59% compared to 4.92% in 2010.

“Both our loan and deposit mix have benefited from the success of a number of marketing and advertising campaigns, as well as the hard work of our relationship managers,” said Joe Beedle, President and CEO of Northrim Bank. “Commercial loans are up 11% from the prior quarter and now account for 39% of total portfolio loans. Transaction accounts (excluding time deposits) are up 6% for the year in 2011 and now account for 88% of total deposits.”

Alaska Economic Update

“With oil prices continuing to hover at the $100 per barrel level, petroleum remains Alaska’s #1 cash producer and a foundation of the local economy,” said Langland. “Earlier this month, Alaska’s governor met in Alaska with the CEO’s of BP, ExxonMobil and ConocoPhillips to discuss the potential for an in-state natural gas pipeline to feed Alaska’s large natural gas reserves to a LNG plant that would allow this resource to be exported to Asia. This and other capital projects designed to open Alaska’s energy reserves to the world are still in the early stages. We are encouraged by the discussions occurring on this long-term project.”

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis and commentary on Alaska’s economy. With contributions from economists, business leaders, policy makers and everyday Alaskans, Alaskanomics aims to engage readers in an ongoing conversation about our economy, now and in the future. Join the conversation at Alaskanomics.com or for more information on the Alaska economy, visit www.northrim.com and click on the “About Alaska” tab.

Asset Quality and Balance Sheet Review

Northrim’s assets totaled $1.09 billion at December 31, 2011, compared to $1.07 billion at September 30, 2011, and $1.05 billion a year ago.

Portfolio loans increased 3% to $645.6 million at December 31, 2011, from $629.7 million at September 30, 2011, with an increase in commercial loans offsetting declines in construction loans while commercial real estate loans were virtually flat. At December 31, 2011, commercial loans accounted for 39% of portfolio loans and commercial real estate loans accounted for 49% of portfolio loans, as compared to 38% and 46%, respectively, a year ago. Construction and land development loans accounted for 6% of portfolio loans at December 31, 2011 and 7% at September 30, 2011 and 9% at December 31, 2010.

“We are continuing to sell foreclosed properties and are finding the valuations for these assets reflect a stable real estate market,” said Chris Knudson, Chief Operating Officer. “In addition, we are seeing fewer property owners in distress in our markets.”

Nonperforming assets (NPAs), declined to $12.5 million at December 31, 2011 from $13.8 million in the prior quarter and from $21.8 million at the end of 2010. The nonperforming assets to total assets ratio stood at 1.16% at December 31, 2011, down from 1.29% three months earlier and 2.07% a year ago.

Loans measured for impairment decreased to $9.5 million at December 31, 2011, from $10.9 million at the end of September 2011, and $18.3 million in the fourth quarter a year ago.

At December 31, 2011, there were $2.2 million of restructured loans included in nonaccrual loans, as compared to $1.5 million at September 30, 2011 and $0 at December 31, 2010. At December 31, 2011 there were $2.3 million in restructured loans that were not included in nonaccrual loans, as compared to $2.6 million at September 30, 2011 and $0 at December 31, 2010. “Restructured loans involve situations where the borrowers were granted concessions on the terms of their loans due to their financial difficulties”, said Joe Schierhorn, Chief Financial Officer. “We chose to break out the restructured loans that were not included in nonaccrual from those that are in nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.”

The coverage ratio of the allowance for loan losses to nonperforming loans increased to 224.2% at year-end 2011, compared to 204.6% at September 30, 2011, and to 126.2% a year ago. The allowance for loan losses was $16.5 million, or 2.56% of total loans at year end 2011, compared to $16.1 million, or 2.56% of total loans at September 30, 2011, and $14.4 million, or 2.14% of total loans a year ago. “We generated net recoveries in the fourth quarter of 2011 of $60,000 and $98,000 for the full year which contributed to the increase in the allowance during the year. These net recoveries are in contrast to net charge-offs of $2.7 million in the fourth quarter of 2010 and $4.3 million for the entire year of 2010,” added Knudson.

Investment securities totaled $227.9 million at the end of 2011, up 3% from $222.1 million a year ago. At December 31, 2011, the investment portfolio was comprised of 66% U.S. Agency securities (primarily Federal Home Loan Bank and Federal Farm Credit Bank debt), 9% Alaskan municipality, utility, or state agency securities, 20% corporate securities, 4% U.S. Treasury Notes, and 1% stock in the Federal Home Loan Bank of Seattle. The average estimated duration of the investment portfolio is less than two years.

“Our primary funding source is deposits from business and consumer transaction accounts, which are all generated from our main markets of greater Anchorage and Fairbanks,” said Beedle. At the end of 2011, total deposits were $911.2 million, compared to $893.6 million at September 30, 2011, and $892.1 million a year ago. Year-over-year, average deposit balances grew 1% to $897.4 million from $892.1 million in the like period a year ago. At year end 2011, average noninterest-bearing deposits grew 11% during the year to $293.7 million from $264.9 million a year ago.

Noninterest-bearing demand deposits at December 31, 2011 increased 12% from a year ago and accounted for 36% of total deposits. Interest-bearing demand deposits at the end of 2011 grew 3% year-over-year. Money market balances at the end 2011 were up 4% from year ago levels and savings account balances increased 3% from a year ago. The Alaska CD (a flexible certificate of deposit program) was up 2% at the end of 2011 while time deposit balances fell 21% compared to the fourth quarter a year ago. At the end of the fourth quarter of 2011, noninterest-bearing demand deposits accounted for 36% of total deposits, interest-bearing demand accounts were 15%, savings deposits were 9%, money market balances accounted for 17%, the Alaska CD accounted for 11% and time certificates were 12% of total deposits.

Shareholders’ equity increased 7% to $125.4 million, or $19.39 per share, at December 31, 2011, compared to $117.1 million, or $18.21 per share, a year ago. Tangible book value per share was $18.09 at the end of 2011, compared to $16.86 a year ago. Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets of 15.20% at December 31, 2011.

Review of Operations

Net Interest Income

Fourth quarter 2011 net interest income was down 1% year-over-year to $10.8 million from $10.9 million in the fourth quarter of 2010 and up 4% from $10.4 million in the immediate prior quarter. For the full year, net interest income was down 4% to $42.4 million from $44.2 million in 2010.

“We continue to generate a net interest margin well above national peer averages according to the Uniform Bank Performance Report that is compiled by the Federal Financial Institutions Examination Council (“FFIEC”),” said Schierhorn. In the fourth quarter of 2011, Northrim’s net interest margin was 4.55%, up 10 basis points from 4.45% in the third quarter of 2011 and down 2 basis points from 4.57% in the fourth quarter a year ago. Northrim’s net interest margin was 4.59% in 2011, compared to a 4.92% net interest margin generated in 2010.

Provision for Loan Losses

The loan loss provision in the fourth quarter of 2011 totaled $350,000, down from $550,000 recorded in the preceding quarter and down from $2.4 million in the fourth quarter a year ago. For 2011, the loan loss provision totaled $2.0 million, down from $5.6 million a year ago.

Other Operating Income

In addition to traditional loans and savings accounts, Northrim offers purchased receivables financing in its Alaska markets and the Pacific Northwest through a division of Northrim Bank and health insurance plans, mortgages, and wealth management including business and employee retirement services through several affiliates in which it shares an ownership position.

Total other operating income increased 15% to $3.9 million in the fourth quarter of 2011, compared to $3.4 million for the third quarter ended September 30, 2011, and $3.4 million in the fourth quarter a year ago. Total other operating income for 2011 increased 6% to $13.1 million, as compared to the same period in 2010.

“Purchased receivable financing is proving to be an attractive alternative to conventional loans for businesses to supplement their operating capital,” said Beedle. Purchased receivables income contributed $817,000 to fourth quarter 2011 revenues, compared to $695,000 in the preceding quarter and $445,000 in the fourth quarter a year ago. For the year 2011, purchased receivables income contributed $2.7 million to revenues compared to $1.8 million in 2010.

Income from Northrim’s mortgage affiliate increased 75% to $626,000 in the fourth quarter ending December 31, 2011, compared to $357,000 for the third quarter ending September 30, 2011, but it decreased 13% from $722,000 in the fourth quarter a year ago. For the year 2011, income from Northrim’s mortgage affiliate decreased 14% to $1.2 million, compared to $1.4 million in 2010. “Mortgage rates continued to decline in the fourth quarter of 2011 which drove strong demand for refinancing at our mortgage affiliate,” said Beedle.

Northrim’s employee benefit plan affiliate, contributed $538,000 to fourth quarter 2011 revenues, compared to $483,000 in the fourth quarter of 2010. In 2011, employee benefit plan income totaled $2.2 million, up from $1.9 million a year ago. “We offer service, value and a wide choice of employee health benefit plans for our business customers,” noted Knudson. “In addition, our three wealth management affiliates in which we have an ownership interest, Elliott Cove Insurance Agency, Elliott Cove Capital Management, and Pacific Wealth Advisors, also added $73,000 to fourth quarter revenues and $279,000 to revenues in 2011.”

In the fourth quarter of 2011, service charges on deposit accounts increased 10% from the fourth quarter a year ago. For the full year, service charges on deposit accounts declined 13% from 2010. “While many banks are seeing lower revenues for overdraft services, we have benefited from other revenue streams,” said Knudson. “We are continuing to see higher volumes of electronic banking transactions and have seen an increase in service charges during the fourth quarter.” Electronic banking fees increased 3% in the fourth quarter of 2011, compared to the preceding quarter, and increased 10% from a year ago. For the year, electronic banking income grew 11% over 2010, reflecting increased debit card transactions.

Other Operating Expenses

“With the continuing sale of bank-owned properties, we are not generating the high levels of rental income from our OREO assets which has been a reduction to other operating expenses in past quarters,” said Beedle. “However, our investments in technology and infrastructure and a bank-wide focus on efficiency are beginning to realize positive results.” Fourth quarter 2011 other operating expenses remained flat at $9.4 million compared to the third quarter of 2011and increased 2% from $9.2 million in the fourth quarter a year ago. For 2011, other operating expenses declined 2% to $36.8 million, compared to $37.6 million in 2010, reflecting reduced personnel, marketing, insurance, and other expenses.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, a commercial bank that provides personal and business banking services through locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and a factoring/asset based lending division in Washington. The Bank differentiates itself with a “Customer First Service” philosophy. Affiliated companies include Elliott Cove Insurance Agency, LLC; Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Income Statement

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ending				
	December 31, 2011	September 30, 2011	Three Month % Change	December 31, 2010	One Year % Change
Interest Income:					
Interest and fees on loans	$10,603	$10,392	2%	$11,043	-4%
Interest on portfolio investments	889	766	16%	987	-10%
Interest on deposits in banks	48	72	-33%	59	-19%
Total interest income	11,540	11,230	3%	12,089	-5%
Interest Expense:					
Interest expense on deposits	574	671	-14%	972	-41%
Interest expense on borrowings	213	205	4%	207	3%
Total interest expense	787	876	-10%	1,179	-33%
Net interest income	10,753	10,354	4%	10,910	-1%
Provision for loan losses	350	550	-36%	2,416	-86%
Net interest income after provision for loan losses	10,403	9,804	6%	8,494	22%
Other Operating Income:					
Purchased receivable income	817	695	18%	445	84%
Equity in earnings from mortgage affiliate	626	357	75%	722	-13%
Service charges on deposit accounts	569	609	-7%	515	10%
Employee benefit plan income	538	536	0%	483	11%
Electronic banking income	521	508	3%	474	10%
Gain on sale of securities	123	33	273%	178	-31%
Other income	686	624	10%	545	26%
Total other operating income	3,880	3,362	15%	3,362	15%
Other Operating Expense:					
Salaries and other personnel expense	5,260	5,230	1%	5,221	1%
Occupancy expense	943	914	3%	872	8%
Marketing expense	456	435	5%	459	-1%
Professional and outside services	341	370	-8%	412	-17%
Equipment expense	313	291	8%	295	6%
Insurance expense	211	391	-46%	420	-50%
OREO expense, rental income and gains on sale, net	185	(14)	NM	(238)	178%
Intangible asset amortization expense	64	70	-9%	70	-9%
Other expense	1,638	1,742	-6%	1,721	-5%
Total other operating expense	9,411	9,429	0%	9,232	2%
Income before provision for income taxes	4,872	3,737	30%	2,624	86%
Provision for income taxes	1,516	1,125	35%	675	125%
Net income	3,356	2,612	28%	1,949	72%
Less: Net income attributable to the noncontrolling interest	101	106	-5%	101	0%
Net income attributable to Northrim BanCorp	$3,255	$2,506	30%	$1,848	76%
Basic EPS	$0.50	$0.39	28%	$0.29	72%
Diluted EPS	$0.50	$0.38	32%	$0.28	79%
Average basic shares	6,458,532	6,436,178	0%	6,419,561	1%
Average diluted shares	6,559,241	6,554,776	0%	6,501,873	1%

Income Statement

(Dollars in thousands, except per share data)
(Unaudited)

	Twelve Months Ended December,		
			One Year
	2011	2010	% Change
Interest Income:			
Interest and fees on loans	$42,391	$44,926	-6%
Interest on portfolio investments	3,309	4,594	-28%
Interest on deposits in banks	208	178	17%
Total interest income	45,908	49,698	-8%
Interest Expense:			
Interest expense on deposits	2,726	4,673	-42%
Interest expense on borrowings	818	812	1%
Total interest expense	3,544	5,485	-35%
Net interest income	42,364	44,213	-4%
Provision for loan losses	1,999	5,583	-64%
Net interest income after provision for loan losses	40,365	38,630	4%
Other Operating Income:			
Purchased receivable income	2,703	1,839	47%
Service charges on deposit accounts	2,296	2,636	-13%
Employee benefit plan income	2,167	1,900	14%
Electronic banking Income	1,945	1,758	11%
Equity in earnings from mortgage affiliate	1,201	1,401	-14%
Gain on sale of securities	419	649	-35%
Other income	2,359	2,194	8%
Total other operating income	13,090	12,377	6%
Other Operating Expense:			
Salaries and other personnel expense	21,006	21,637	-3%
Occupancy expense	3,764	3,704	2%
Marketing expense	1,771	1,782	-1%
Professional and outside services	1,386	1,315	5%
Insurance expense	1,333	1,902	-30%
Equipment expense	1,200	1,116	8%
Intangible asset amortization expense	275	299	-8%
OREO expense, rental income and gains on sale, net	(710)	(1,145)	-38%
Other expense	6,730	7,014	-4%
Total other operating expense	36,755	37,624	-2%
Income before provision for income taxes	16,700	13,383	25%
Provision for income taxes	4,873	3,918	24%
Net income	11,827	9,465	25%
Less: Net income attributable to the noncontrolling interest	429	399	8%
Net income attributable to Northrim BanCorp	$11,398	$9,066	26%
Basic EPS	$1.77	$1.42	25%
Diluted EPS	$1.74	$1.40	24%
Average basic shares	6,438,625	6,398,329	1%
Average diluted shares	6,554,761	6,480,905	1%

Balance Sheet

(Dollars in thousands)

(Unaudited)

	December 31, 2011	September 30, 2011	Three Month % Change	December 31, 2010	One Year % Change
Assets:					
Cash and due from banks	$30,644	$34,365	-11%	$15,953	92%
Interest bearing deposits in other banks	60,886	94,205	-35%	50,080	22%
Portfolio investments	227,905	218,207	4%	222,138	3%
Loans:					
Commercial loans	252,689	228,538	11%	256,971	-2%
Commercial real estate	315,860	316,463	0%	312,128	1%
Construction loans	40,182	45,984	-13%	62,620	-36%
Consumer loans	39,834	41,609	-4%	43,264	-8%
Unearned loan fees, net	(3,003)	(2,930)	2%	(3,171)	-5%
Total portfolio loans	645,562	629,664	3%	671,812	-4%
Loans held for sale	27,822	-	NA	5,558	401%
Total loans	673,384	629,664	7%	677,370	-1%
Allowance for loan losses	(16,503)	(16,093)	3%	(14,406)	15%
Net loans	656,881	613,571	7%	662,964	-1%
Purchased receivables, net	30,209	25,536	18%	16,531	83%
Premises and equipment, net	27,993	28,320	-1%	29,048	-4%
Goodwill and intangible assets	8,421	8,486	-1%	8,697	-3%
Other real estate owned	5,183	5,838	-11%	10,355	-50%
Other assets	37,136	37,083	0%	38,763	-4%
Total assets	$1,085,258	$1,065,611	2%	$1,054,529	3%
Liabilities:					
Demand deposits	$324,039	$307,529	5%	$289,061	12%
Interest-bearing demand	141,572	133,495	6%	138,072	3%
Savings deposits	79,610	76,847	4%	77,411	3%
Alaska CDs	102,384	95,481	7%	100,315	2%
Money market deposits	154,987	153,924	1%	149,104	4%
Time deposits	108,656	126,291	-14%	138,173	-21%
Total deposits	911,248	$893,567	2%	892,136	2%
Securities sold under repurchase agreements	16,348	17,034	-4%	12,874	27%
Other borrowings	4,626	4,662	-1%	5,386	-14%
Junior subordinated debentures	18,558	18,558	0%	18,558	0%
Other liabilities	9,043	8,445	7%	8,453	7%
Total liabilities	959,823	942,266	2%	937,407	2%
Shareholders' Equity:					
Northrim BanCorp shareholders' equity	125,383	123,282	2%	117,072	7%
Noncontrolling interest	52	63	-17%	50	4%
Total shareholders' equity	125,435	123,345	2%	117,122	7%
Total liabilities and shareholders' equity	$1,085,258	$1,065,611	2%	$1,054,529	3%

Financial Ratios and Other Data

(Dollars in thousands)

(Unaudited)

	December 31, 2011	September 30, 2011	December 31, 2010
Asset Quality:			
Nonaccrual loans	$7,361	$7,866	$11,414
Loans 90 days past due	-	-	-
Total nonperforming loans	7,361	7,866	11,414
Other real estate owned	5,183	5,838	10,355
Repossessed assets	-	48	48
Total nonperforming assets	$12,544	$13,752	$21,817
Performing restructured loans	$2,305	$2,577	$ -
Nonperforming loans / portfolio loans	1.14%	1.25%	1.70%
Nonperforming assets / total assets	1.16%	1.29%	2.07%
Allowance for loan losses / portfolio loans	2.56%	2.56%	2.14%
Allowance for loan losses / nonperforming loans	224.20%	204.59%	126.21%
Gross loan charge-offs for the quarter	$446	$354	$3,223
Gross loan recoveries for the quarter	$506	$324	$501
Net loan charge-offs (recoveries) for the quarter	($60)	$30	$2,722
Net loan charge-offs (recoveries) year-to-date	($98)	($38)	$4,285
Net loan charge-offs (recoveries) for the quarter / average loans, quarter	(0.01%)	0.00%	0.41%
Net loan charge-offs (recoveries) year-to-date / average loans, year-to-date annualized	(0.01%)	(0.01%)	0.66%
Capital Data (At quarter end):			
Book value per share	$19.39	$19.14	$18.21
Tangible book value per share[1]	$18.09	$17.82	$16.86
Tangible Common Equity/Tangible Assets[2]	10.86%	10.86%	10.36%
Tier 1 Capital / Risk Adjusted Assets	15.20%	15.39%	14.08%
Total Capital / Risk Adjusted Assets	16.46%	16.65%	15.33%
Tier 1 Capital / Average Assets	12.83%	12.84%	12.15%
Shares outstanding	6,466,763	6,440,241	6,427,237
Unrealized gain on AFS securities, net of income taxes	$283	$680	$648
Profitability Ratios (For the quarter):			
Net interest margin (tax equivalent)[3]	4.55%	4.45%	4.57%
Efficiency ratio[4]	63.88%	68.23%	64.20%
Return on average assets	1.21%	0.95%	0.69%
Return on average equity	10.32%	8.06%	6.20%
Profitability Ratios (Year-to-date):			
Net interest margin (tax equivalent)[3]	4.59%	4.60%	4.92%
Efficiency ratio[4]	65.78%	66.47%	65.96%
Return on average assets	1.09%	1.05%	0.90%
Return on average equity	9.34%	9.00%	7.87%

[1] Tangible book value is shareholder's equity, less intangible assets, divided by common stock outstanding.

[2] Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The GAAP measure of common equity to assets would be total equity to total assets. Total equity to total assets was 11.55% at December 31, 2011 as compared to 11.58% at September 30, 2011 and 11.11% at December 31, 2010.

[3] Tax-equivalent net interest margin is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax-equivalent basis using a combined federal and state statutory rate of 41.11% in both 2011 and 2010.

[4] The efficiency ratio is a non-GAAP ratio that is calculated by dividing other operating expense, exclusive of intangible asset amortization, by the sum of net interest income and other operating income.